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                                                                   EXHIBIT 23.5

                         INDEPENDENT AUDITORS' CONSENT

MediaOne, Inc.--Direct Broadcast Satellite Business:

  We consent to the use in this combined Proxy Statement and Registration Statement of TCI Satellite Entertainment, Inc. and PRIMESTAR, Inc., respectively, on Form S-4 of our report on the combined financial statements of MediaOne, Inc.--Direct Broadcast Satellite Business dated August 8, 1997 (which includes explanatory language stating that other auditors audited the financial statements of PRIMESTAR Partners L.P., an investment of MediaOne, Inc.--Direct Broadcast Satellite Business), appearing in the Proxy Statement/Prospectus, which is a part of this combined Proxy Statement and Registration Statement, and to the references to us under the heading "Experts" in such Proxy Statement/Prospectus.

Deloitte & Touche LLP
Boston, Massachusetts
February 4, 1998